Exhibit 99.2
Under Armour: 1Q15 Earnings Call, April 21, 2015 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our first quarter results followed by our updated outlook for 2015.

Our net revenues for the first quarter of 2015 increased 25% to $805 million. As Kevin highlighted, our results represented the 20th straight quarter of achieving above 20% top line growth. We are proud of this consistency, particularly in a period where several external headwinds, including the strong U.S. dollar, negatively impacted our business. On a currency neutral basis, net revenues increased 27% for the period. In addition, our North American business experienced some disruptions from the West Coast port delays and weather-related store closures during the period, which we estimate had a 1% to 2% cumulative impact on overall net revenues.

Looking at our product categories, we grew Apparel net revenues 21% to $555 million compared to $459 million in the prior year's quarter. Despite the impact of some of the headwinds I just outlined, we were able to post strong results in our largest product category led by the introductions of Armour baselayer and our updated training platform, as well as continued growth in Golf and Running.

First quarter Footwear net revenues increased 41% to $161 million from $114 million in the prior year, representing 20% of our total business for the first time since our initial running shoe launch in early 2009. As the center pieces of our first Brand Holiday of 2015, our new SpeedForm Gemini and Apollo Vent running shoes, as well as Stephen Curry's first signature Basketball shoe, the Curry One, drove tremendous excitement for the category in the marketplace.

Our Accessories net revenues during the first quarter increased 23% to $63 million from $52 million last year with particular strength within our bags line.

Our global Direct-to-Consumer net revenues increased 21% for the quarter, representing approximately 25% of net revenues. The E-Commerce growth rate exceeded our Retail growth rate during the quarter, with weather driving store closures for several of our domestic doors during the quarter. Nevertheless, we were excited with the Retail progress we made during the quarter, including strong new Brand House openings in Chicago on the Magnificent Mile and in Minneapolis at the Mall of America, as well as our first Brand House store in Brazil. From a global standpoint, we ended the first quarter with 153 owned stores including

134 Factory House stores and 19 Brand House stores, compared to 134 owned stores in the year ago period comprised of 123 Factory House stores and 11 Brand House stores.

In our E-Commerce channel, we continue to see strong overall trends as our consumer continues to shift to mobile, which represented over 40% of our traffic and nearly 20% of our E-Commerce sales during the period. At the same time, we are seeing a strong response to our new local E-Commerce sites, including the first quarter launches in the Philippines and the Netherlands, which we believe is indicative of some of the untapped demand in these markets.

Looking at our regions, North America net revenues increased 20% to $700 million in the first quarter compared to $583 million in the prior year's quarter. On a currency neutral basis, North America net revenues increased 21% for the period driven primarily by growth in the Apparel and Footwear categories and in our Direct-to-Consumer channel, as I just discussed. International net revenues increased 74% to $96 million in the first quarter and represented 12% of total net revenues. On a currency neutral basis, International net revenues increased 86% for the period. This was the first quarter in Under Armour's history where the International mix surpassed 10%.

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In the EMEA region, in addition to a strong launch of our new Dutch web site, we celebrated the opening of our new office in Germany which puts us closer to our customers at a time when we are beginning to see strong traction within the market. We are also just beginning our new distributor agreement in the Middle East, which included the January opening of our first regional Brand House store in Abu Dhabi.

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In Asia-Pacific, we more than tripled our business in China as we began to accelerate our partner store expansion efforts and experienced significant traction across E-Commerce. We also remain in the early stages of our expansion efforts in Southeast Asia, Taiwan, and Hong Kong.

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Finally in Latin America, we are still less than a year into our market entry in Brazil and we are seeing success building brand awareness with efforts such as our recent signing of the São Paulo Futebol Clube, the opening of our first Brand House store in São Paulo, and a local marketing push in conjunction with our SpeedForm Gemini launch.

Moving on to margins, first quarter gross margins held steady year-over-year at 46.9% with three primary factors contributing to this performance during the quarter.

•	First, favorable product margins in both North American and International Apparel and Footwear benefited gross margins by approximately 110 basis points for the period.

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Second, higher air freight costs primarily tied to our efforts to mitigate the impacts of the West Coast port disruptions negatively impacted gross margins by approximately 60 basis points in the period.

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Finally, the strengthening of the U.S. dollar negatively impacted gross margins by approximately 50 basis points for the period as we purchase the majority of our inventory for our international businesses in U.S. dollars.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 80 basis points to 43.5% in the first quarter of 2015 from 42.7% in the prior year's period. Starting this quarter, in an effort to simplify and streamline our conversation, we are consolidating our SG&A detail into two primary buckets: Marketing and Other SG&A. Other SG&A is the sum of our previously outlined Selling, Product Innovation and Supply Chain, and Corporate Services buckets. SG&A details for the first quarter are as follows:

•	Marketing costs decreased to 13.4% of net revenues for the quarter from 13.7% in the prior year period, driven primarily by the shift of certain planned expenditures to later in 2015.

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Other SG&A costs increased to 30.1% of net revenues for the quarter from 29.0% in the prior year, driven primarily by our Connected Fitness acquisitions and investments in Brand House and E-Commerce. The one-time deal closing costs of $6.3 million for the Connected Fitness acquisitions negatively impacted the quarter by approximately 80 basis points.

Operating income for the first quarter increased 3% to $28 million compared with $27 million in the prior year period.

Interest and other expense for the first quarter increased to $4 million compared with $2 million in the prior year period, primarily reflecting increased interest expense associated with the financing of our Connected Fitness acquisitions. Our first quarter tax rate of 50.3% was unfavorable to the 46.1% rate last year, primarily driven by increased losses in our newer Latin American businesses. Discrete tax items such as International losses are particularly impactful to our effective tax rate in periods such as the first quarter with lower consolidated pre-tax income levels.

Given these factors below the operating line, our first quarter net income decreased 13% to $12 million compared to $14 million in the prior year period, while our diluted earnings per share decreased to $0.05 from $0.06 in the prior year's period.

On the balance sheet, total cash and cash equivalents for the quarter increased 29% to $232 million compared with $180 million at March 31, 2014. Inventory for the quarter increased 22% to $578 million compared to $472 million at March 31, 2014. Total debt increased to $677 million as compared to $152 million at March

31, 2014, and $284 million at December 31, 2014. The first quarter increase reflects the financing of our Connected Fitness acquisitions, including $250 million on our revolving line of credit and an additional $150 million of term debt.

Looking at our cash flows, our investment in capital expenditures was $68 million for the first quarter compared to $31 million in the prior year's period, driven primarily by our investments in our new North American distribution center, our corporate headquarters in Baltimore, and our global fixturing and Retail strategies.

Now moving onto our updated 2015 guidance. Based on current visibility, we expect 2015 net revenues of approximately $3.78 billion, representing growth of 23%, and 2015 operating income in the range of $400 million to $408 million, representing growth of 13% to 15%. Our operating income guidance includes the dilutive impact of the Connected Fitness acquisitions consisting of $6.3 million of one-time transaction costs incurred in the first quarter as well as full year operating losses from these businesses and non-cash amortization charges of the intangible assets generated from the acquisitions.

Below operating results, we estimate a $9 million increase year-over-year in interest expense primarily due to incremental borrowings under our Credit Agreement to fund the Connected Fitness acquisitions. We currently expect a full year effective tax rate of approximately 41%, which is higher than previously anticipated given the continued strengthening of the U.S. dollar which negatively impacts our international profitability which in turn negatively impacts our consolidated tax rate. As this impact is more pronounced in quarters with lower consolidated pretax profits, our guidance assumes a second quarter tax rate similar to our first quarter rate followed by a more normalized effective tax rate expected in the back half of the year.

Now I would also like to provide additional color on several items.

Starting with Revenues. As we indicated last quarter and as reflected in our first quarter results, International and Footwear are areas that are planned to outperform in 2015 as we continue to enter and expand in new markets and see success across our Footwear lines. From a macro standpoint, the strengthening of the U.S. dollar is expected to impact our 2015 net revenues by approximately 2 to 3 percentage points given current exchange rates and we have factored this into our updated guidance.

Now looking at Gross Margins. Given the continued strengthening of the U.S. dollar along with anticipated higher ongoing air freight needed to service our customers, we now expect our full year gross margin will be roughly in line with last year's 49% rate. This compares to our prior guidance of a modest year-over-year improvement. Specifically, we expect our second quarter and third quarter margins will be down approximately 50 basis points compared to last year. We continue to plan for higher air freight expenses in the second quarter as we continue our efforts to mitigate the impacts of the West Coast port disruptions, while the negative impact of the stronger U.S. dollar is expected to have the most pronounced margin impact in the second and third quarters.

In SG&A, the timing of certain expenses has resulted in some changes to our quarterly cadence. Given our current visibility, we now expect SG&A expense deleverage of approximately 200 basis points during the second quarter, including higher costs associated with our Brand House strategy given the timing of store openings, as well as the timing of certain marketing and innovation expenditures. We anticipate SG&A will continue to deleverage, albeit to a lesser degree, during the third quarter before showing modest leverage during the fourth quarter.

From an operating income standpoint, while the gross margin headwinds have increased since our previous guidance, we have seen some offsetting impacts from our Connected Fitness acquisitions primarily related to lower amortization expense than previously anticipated. In addition, we continue to expect to mitigate some of the overall margin pressures through targeted improvements in gross margin and SG&A with the largest offset emerging in the fourth quarter.

Finally some updates on our planned Capital Expenditures. We had previously indicated planned 2015 capital expenditures in the range of $280 million to $290 million, inclusive of approximately $90 million for our new domestic distribution center and the expansion of our corporate headquarters in Baltimore. Following our recent acquisitions in the Connected Fitness space, we began looking into areas of integration tied to our overall business. An important first step is our technology platform. As such, we have decided to invest in our systems with SAP to enhance, expand, and integrate our core Apparel and Footwear systems along with our Connected Fitness platforms. This project will occur over the next few years, with the initial phases occurring in 2015. As a result, we now expect 2015 capital expenditures in the range of $330 million to $340 million.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.